Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2023 RESULTS

DALLAS--(BUSINESS WIRE)—November 6, 2023-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the third quarter of 2023. For the quarter, the Company generated a net income of $85 million, or $0.18 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $126 million, or $0.26 per diluted share for the third quarter of 2023.

THIRD QUARTER 2023 HIGHLIGHTS

•Net Production(2): ~68,200 barrels of oil equivalent per day (boepd), with sales of ~73,100 boepd

•Start up of the Jubilee South East development offshore Ghana

•Post quarter-end, Tiberius infrastructure-led exploration (ILX) oil discovery offshore U.S. Gulf of Mexico

•Post quarter-end, assumption of operatorship and a greater working interest at Yakaar-Teranga offshore Senegal, subject to customary government approvals

•Repayment of Gulf of Mexico Term Loan, reducing our cost of capital and simplifying our capital structure

•Revenues: $526 million, or $78.24 per boe (excluding the impact of derivative cash settlements)

•Production expense: $139 million, or $20.63 per boe

•Capital expenditures: $193 million

Commenting on the Company’s third quarter 2023 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Kosmos continues to create value for its stakeholders through the consistent delivery of its strategy to grow production, advance its advantaged oil and LNG projects, and add resource through infrastructure-led exploration.

“Production in the quarter increased by around 17% versus the second quarter following the successful startup of the Jubilee South East development, with three producers brought online taking gross field production up to around 100,000 barrels of oil per day, with continued growth expected.

“In addition, Kosmos advanced its two key development projects at Winterfell and Tortue Phase 1. When online, these projects together with Jubilee South East are expected to increase production by around 50% from the second half of 2022, generating the cash flow inflection we have been working towards.

“Looking to options for future growth, Kosmos recently announced the Tiberius oil discovery in the U.S. Gulf of Mexico, as well as the assumption of operatorship of the Yakaar-Teranga gas fields offshore Senegal. These low cost, lower carbon oil and gas projects are expected to provide the next phase of growth for the company beyond 2024. We plan to balance the pace and working interest of these future projects to ensure we can manage our growth and generate material free cash flow."

FINANCIAL UPDATE

Kosmos exited the third quarter of 2023 with approximately $2.4 billion of total long-term debt and approximately $2.3 billion of net debt(1) and available liquidity of approximately $0.6 billion. The Company generated net cash provided by operating activities of approximately $249 million and free cash flow(1) of approximately $54 million in the third quarter, in line with expectations.

During the quarter, Kosmos repaid the Gulf of Mexico term loan, simplifying the company's capital structure. The Company also successfully completed the semi-annual redetermination of the reserve-based lending facility and deferred the first amortization period, which results in no scheduled debt maturities until 2025 and beyond.

Net capital expenditure for the third quarter of 2023 was $193 million, in line with guidance.

OPERATIONAL UPDATE

Production

Total net production(2) in the third quarter of 2023 averaged approximately 68,200 boepd, a ~17% increase from the second quarter, in line with guidance. The Company exited the quarter in a net underlift position of approximately 0.5 million barrels, which is expected to partially reverse in the fourth quarter.

Ghana

Production in Ghana averaged approximately 43,600 boepd net in the third quarter of 2023. Kosmos lifted four cargos from Ghana during the quarter, in line with guidance.

At Jubilee, production averaged approximately 95,900 bopd gross during the quarter, ~32% higher compared to the previous quarter.

Three producer wells were brought online during the third quarter, taking gross field production up to around 100,000 bopd.

Post quarter-end, two water injection wells, which were delayed due to operational issues, were brought online. This delay coupled with higher than anticipated downtime of the water injection pumps within the quarter, resulted in a slower ramp-up in Jubilee production. This is expected to result in one Jubilee cargo lifting originally planned for Kosmos in the fourth quarter of 2023, being deferred into early 2024.

At TEN, production averaged approximately 15,100 bopd gross for the third quarter, in line with expectations, and lower quarter-on-quarter largely due to a planned two week shutdown.

The partnership has submitted a draft amended plan of development for a high-graded activity set at TEN and a combined gas sales agreement for Jubilee and TEN to the Government of Ghana for approval. An interim gas sales agreement for Jubilee associated gas has been extended through November 2023 at a price of $2.90/mmbtu while discussions are ongoing on a longer-term agreement.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 15,700 boepd net (~82% oil) during the third quarter, above guidance due to lower storm activity than anticipated during the period.

The Winterfell development continues to make good progress. Drilling of the wells commenced in August and the first well has now been successfully completed. Partners are targeting first oil around the end of the first quarter of 2024.

As announced in October, the Tiberius ILX well in Keathley Canyon, block 964 encountered approximately 250 feet (~75 meters) of net oil pay in the primary Wilcox target. The Tiberius well is located in approximately 7,500 feet (2,300 meters) of water and was drilled to a total vertical depth of approximately 25,800 feet (7,800 meters).

Kosmos is undertaking rock and fluid analysis to confirm the production potential of the reservoir, with results expected around year-end. Kosmos is also working with partners on subsea development options. The discovery is located approximately 6 miles southeast of the Occidental-operated Lucius SPAR production facility, enabling a short tie-back in the event of a development.

The Odd Job subsea pump project, intended to sustain long-term production from the field, continues to progress and remains on track to be in service by mid-2024. The Odd Job field saw some unplanned downtime in October and is expected back online in November.

At Kodiak, workover plans have been developed for remediation and are now expected to commence around the middle of 2024 given the better than forecast performance of the well this year.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 25,400 bopd gross and 8,900 bopd net in the third quarter of 2023. Kosmos lifted one cargo from Equatorial Guinea during the quarter, in line with guidance.

The infill drilling campaign is scheduled to commence in the fourth quarter of 2023 following a two well workover program utilizing the drilling rig. The first of three infill wells is expected to be online around the end of the first quarter 2024, with all three wells expected online by the second quarter of 2024.

Akeng Deep, an ILX opportunity targeting an estimated pre-drill gross resource of ~180 million barrels of oil in the deeper Albian trend, is expected to spud next year following the completion of the workover and infill drilling campaign.

Mauritania & Senegal

On Greater Tortue Ahmeyim, the following milestones have been achieved:

•Drilling: Earlier in the year, the operator, successfully drilled and completed all four wells with expected production capacity significantly higher than what is required for first gas.

•Hub Terminal: Construction work is complete, and handover to operations was completed in August 2023.

•Subsea: Significant progress has been made on the revised plan to complete installation of the infield flowlines and subsea structures due to the previously announced delay in the subsea workstream. Work on the revised plan is expected to commence later this quarter with new contractors.

•FLNG: Construction and mechanical completion activities are finishing and pre-commissioning work is underway. The vessel is expected to sail away later this quarter arriving on location early next year when hookup work is expected to commence.

•FPSO: Currently en route to Mauritania/Senegal and is now expected to arrive on location in the first quarter of 2024.

The critical path to first gas on Phase 1 of the Greater Tortue Ahmeyim project is now through the arrival, hookup and commissioning of the FPSO. The delivery of first gas in the first quarter of 2024, as signaled by BP (the operator) in its third quarter results last week, depends on the execution of this workstream, which has the potential to slip into the second quarter of 2024.

On Yakaar-Teranga, Kosmos announced today that it had assumed operatorship and increased its interest in the field to 90% (from 30%), subject to customary government approvals. Kosmos is working closely with Senegal's national oil company (PETROSEN) and the Government of Senegal on an innovative development concept that prioritizes cost-competitive gas to the rapidly growing domestic market, combined with an offshore liquefied natural gas facility targeting exports into international LNG markets. The project supports the country's ‘Plan Sénégal Emergent’ objective of providing affordable, abundant, and cleaner energy.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the U.S. Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2023 financial and operating results today, November 6, 2023, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and National Oil Company ("NOC") financing. NOC financing refers to the amounts funded by Kosmos under the Carry Advance Agreements that the Company has in place with the national oil companies of each of Mauritania and Senegal related to the financing of the respective national oil companies’ share of certain development costs at Greater Tortue Ahmeyim. The Company defines net debt as total long-term debt less cash and cash equivalents and total restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

This release also contains certain forward-looking non-GAAP financial measures, including free cash flow. Due to the forward-looking nature of the aforementioned non-GAAP financial measures, management cannot reliably or reasonably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, we are unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from these non-GAAP measures in future periods could be significant.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues and other income:
Oil and gas revenue	$526,348	$456,056	$1,193,843	$1,735,439
Gain on sale of assets	—	—	—	471
Other income, net	198	48	(115)	143
Total revenues and other income	526,546	456,104	1,193,728	1,736,053

Costs and expenses:
Oil and gas production	138,782	62,372	286,297	277,264
Facilities insurance modifications, net	—	494	—	7,246
Exploration expenses	10,290	17,215	33,305	118,656
General and administrative	25,120	24,007	77,731	74,424
Depletion, depreciation and amortization	132,347	106,313	331,634	386,961
Interest and other financing costs, net	25,440	29,796	74,379	92,317
Derivatives, net	45,971	(113,842)	42,162	243,534
Other expenses, net	11,055	(218)	17,864	(1,320)
Total costs and expenses	389,005	126,137	863,372	1,199,082

Income before income taxes	137,541	329,967	330,356	536,971
Income tax expense	52,356	107,713	138,517	196,144
Net income	$85,185	$222,254	$191,839	$340,827

Net income per share:
Basic	$0.19	$0.49	$0.42	$0.75
Diluted	$0.18	$0.47	$0.40	$0.72

Weighted average number of shares used to compute net income per share:
Basic	460,108	455,840	459,477	455,158
Diluted	481,099	476,431	479,738	474,820

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$138,742	$183,405
Receivables, net	118,567	119,735
Other current assets	204,487	165,581
Total current assets	461,796	468,721

Property and equipment, net	4,179,969	3,842,647
Other non-current assets	327,636	268,620
Total assets	$4,969,401	$4,579,988

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$199,031	$212,275
Accrued liabilities	338,790	325,206
Current maturities of long-term debt	—	30,000
Other current liabilities	26,597	6,773
Total current liabilities	564,418	574,254

Long-term liabilities:
Long-term debt, net	2,389,197	2,195,911
Deferred tax liabilities	433,628	468,445
Other non-current liabilities	582,489	553,530
Total long-term liabilities	3,405,314	3,217,886

Total stockholders’ equity	999,669	787,848
Total liabilities and stockholders’ equity	$4,969,401	$4,579,988

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Operating activities:
Net income	$85,185	$222,254	$191,839	$340,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	134,809	108,890	339,177	394,799
Deferred income taxes	(28,452)	45,987	(37,481)	(37,445)
Unsuccessful well costs and leasehold impairments	931	9,424	2,244	83,086
Change in fair value of derivatives	52,687	(110,262)	52,467	257,112
Cash settlements on derivatives, net(1)	(10,846)	(80,710)	(21,478)	(304,328)
Equity-based compensation	10,580	8,767	31,778	25,896
Gain on sale of assets	—	—	—	(471)
Loss on extinguishment of debt	1,503	—	1,503	192
Other	4,021	(2,198)	2,547	(5,940)
Changes in assets and liabilities:
Net changes in working capital	(987)	52,898	(91,202)	109,508
Net cash provided by operating activities	249,431	255,050	471,394	863,236

Investing activities
Oil and gas assets	(195,047)	(222,562)	(611,914)	(543,349)
Acquisition of oil and gas properties	—	—	—	(21,205)
Proceeds on sale of assets	—	10	—	118,703
Notes receivable from partners	(13,337)	(16,760)	(46,632)	(28,188)
Net cash used in investing activities	(208,384)	(239,312)	(658,546)	(474,039)

Financing activities:
Borrowings under long-term debt	150,000	—	300,000	—
Payments on long-term debt	(137,500)	(7,500)	(145,000)	(322,500)
Tax withholdings on restricted stock units	—	—	(11,811)	(2,753)
Dividends	—	—	(166)	(655)
Deferred financing costs	(534)	—	(534)	(6,288)
Net cash provided by (used in) financing activities	11,966	(7,500)	142,489	(332,196)

Net increase (decrease) in cash, cash equivalents and restricted cash	53,013	8,238	(44,663)	57,001
Cash, cash equivalents and restricted cash at beginning of period	89,145	223,659	186,821	174,896
Cash, cash equivalents and restricted cash at end of period	$142,158	$231,897	$142,158	$231,897

(1)Cash settlements on commodity hedges were $(4.1) million and $(77.0) million for the three months ended September 30, 2023 and 2022, respectively, and $(12.3) million and $(289.9) million for the nine months ended September 30, 2023 and 2022.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Nine months ended		Twelve Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022	September 30, 2023
Net income	$85,185	$222,254	$191,839	$340,827	$77,563
Exploration expenses	10,290	17,215	33,305	118,656	48,879
Facilities insurance modifications, net	—	494	—	7,246	(1,003)
Depletion, depreciation and amortization	132,347	106,313	331,634	386,961	442,929
Impairment of long-lived assets	—	—	—	—	449,969
Equity-based compensation	10,580	8,767	31,778	25,896	40,428
Derivatives, net	45,971	(113,842)	42,162	243,534	59,520
Cash settlements on commodity derivatives	(4,130)	(77,001)	(12,343)	(289,897)	(50,318)
Other expenses, net(2)	11,055	(218)	17,864	(1,320)	10,129
Gain on sale of assets	—	—	—	(471)	(50,000)
Interest and other financing costs, net	25,440	29,796	74,379	92,317	100,322
Income tax expense	52,356	107,713	138,517	196,144	52,889
EBITDAX	$369,094	$301,491	$849,135	$1,119,893	$1,181,307
Sold Ghana & acquired Kodiak interests EBITDAX Adj(1)	—	—	—	(15,723)	—
Pro Forma EBITDAX	$369,094	$301,491	$849,135	$1,104,170	$1,181,307

(1)Adjustment to present Pro Forma EBITDAX for the impact of the revenues less direct operating expenses from the sold Ghana interest associated with the Ghana pre-emption and the acquired Kodiak interest, for the respective period. The results are presented on the accrual basis of accounting, however as the acquired properties were not accounted for or operated as a separate segment, division, or entity, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce. The results are not intended to be a complete presentation of the results of operations of the acquired properties and may not be representative of future operations as they do not include general and administrative expenses; interest expense; depreciation, depletion, and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with revenues from the sale of crude oil and natural gas.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of EBITDAX into a single line titled "Other expenses, net."

The following table presents our net debt as of September 30, 2023 and December 31, 2022:

	September 30,	December 31,
	2023	2022
Total long-term debt	$2,425,000	$2,270,000
Cash and cash equivalents	138,742	183,405
Total restricted cash	3,416	3,416
Net debt	$2,282,842	$2,083,179

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income	$85,185	$222,254	$191,839	$340,827

Derivatives, net	45,971	(113,842)	42,162	243,534
Cash settlements on commodity derivatives	(4,130)	(77,001)	(12,343)	(289,897)
Gain on sale of assets	—	—	—	(471)
Facilities insurance modifications, net	—	494	—	7,246
Other, net(2)	11,117	(90)	17,854	(1,162)
Impairment of suspended well costs	—	(355)	—	63,894
Loss on extinguishment of debt	1,503	—	1,503	192
Total selected items before tax	54,461	(190,794)	49,176	23,336

Income tax (expense) benefit on adjustments(1)	(13,630)	59,739	(9,845)	12,923
Impact of valuation adjustments and U.S. tax law changes	—	(1,354)	—	(12,745)
Adjusted net income	$126,016	89,845	231,170	364,341

Net income per diluted share	$0.18	$0.47	$0.40	$0.72

Derivatives, net	0.10	(0.24)	0.09	0.51
Cash settlements on commodity derivatives	(0.01)	(0.16)	(0.03)	(0.61)
Gain on sale of assets	—	—	—	—
Facilities insurance modifications, net	—	—	—	0.02
Other, net(2)	0.02	—	0.04	—
Impairment of suspended well costs	—	—	—	0.13
Loss on extinguishment of debt	—	—	—	—
Total selected items before tax	0.11	(0.40)	0.10	0.05

Income tax (expense) benefit on adjustments(1)	(0.03)	0.12	(0.02)	0.03
Impact of valuation adjustments and U.S. tax law changes	—	—	—	(0.03)
Adjusted net income per diluted share	$0.26	$0.19	$0.48	$0.77

Weighted average number of diluted shares	481,099	476,431	479,738	474,820

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.
(2)Commencing in the first quarter of 2023, the Company combined the lines for "Restructuring and other" and "Other, net" in its presentation of Adjusted net income into a single line titled "Other, net."

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Reconciliation of free cash flow:
Net cash provided by operating activities	$249,431	$255,050	$471,394	$863,236
Net cash used for oil and gas assets - base business	(122,542)	(89,811)	(337,488)	(243,899)
Base business free cash flow	126,889	165,239	133,906	619,337
Net cash used for oil and gas assets - Mauritania/Senegal	(72,505)	(132,751)	(274,426)	(299,450)
Free cash flow	$54,384	$32,488	$(140,520)	$319,887

Kosmos Energy Ltd.
Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net Volume Sold
Oil (MMBbl)	5.956	4.458	14.448	16.028
Gas (MMcf)	4.046	0.859	9.582	3.115
NGL (MMBbl)	0.097	0.084	0.299	0.330
Total (MMBoe)	6.727	4.685	16.344	16.877
Total (Mboepd)	73.123	50.926	59.868	61.821

Revenue
Oil sales	$511,735	$444,491	$1,166,983	$1,699,167
Gas sales	13,080	8,595	20,514	23,802
NGL sales	1,533	2,970	6,346	12,470
Total oil and gas revenue	526,348	456,056	1,193,843	1,735,439
Cash settlements on commodity derivatives	(4,130)	(77,001)	(12,343)	(289,897)
Realized revenue	$522,218	$379,055	$1,181,500	$1,445,542

Oil and Gas Production Costs	$138,782	$62,372	$286,297	$277,264

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$85.92	$99.71	$80.77	$106.01
Average gas sales price per Mcf	3.23	10.01	2.14	7.64
Average NGL sales price per Bbl	15.80	35.36	21.22	37.79
Average total sales price per Boe	78.24	97.34	73.04	102.83
Cash settlements on commodity derivatives per Boe	(0.61)	(16.44)	(0.76)	(17.18)
Realized revenue per Boe	77.63	80.91	72.29	85.65

Oil and gas production costs per Boe	$20.63	$13.31	$17.51	$16.43

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was underlifted by approximately 494.7 thousand barrels as of September 30, 2023.

Kosmos Energy Ltd.
Hedging Summary
As of September 30, 2023(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2023:
Three-way collars	Dated Brent	1,500	$71.67	$49.17	$107.58
Two-way collars	Dated Brent	1,250	72.00	—	112.00
2024:
Three-way collars	Dated Brent	4,000	70.00	45.00	96.25
Two-way collars	Dated Brent	2,000	65.00	—	85.00
Two-way collars	Dated Brent	2,000	70.00	—	100.00

(1)Please see the Company’s filed 10-Q for additional disclosure on hedging material. Includes hedging position as of September 30, 2023 and hedges put in place through filing date.
(2)“Floor” represents floor price for collars and strike price for purchased puts.

2023 Guidance

	4Q 2023	FY 2023 Guidance

Production(1,2)	66,000 - 69,000 boe per day	~63,000 boe per day

Opex	$12 - $14 per boe	~$16 per boe

DD&A	$18 - $20 per boe	~$20 per boe

G&A(~60% cash)	$31 - $33 million	~$110 million

Exploration Expense(3)	~$10 million	~$40 million

Net Interest Expense(4)	~$25 million / quarter

Tax	$14 - $16 per boe	$10 - $11 per boe

Capital Expenditure(5)	$225 - $250 million	~$800 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)4Q 2023 cargo forecast – Ghana: 4 cargos / Equatorial Guinea 1 cargo. FY 2023 Ghana: 13 cargos / Equatorial Guinea 3.5 cargos. Average cargo sizes 950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production: 4Q 2023 forecast 13,500-14,500 boe per day. FY2023: 15,000-15,500 boe per day. Oil/Gas/NGL split for 2023: ~81%/~12%/~7%.
(3)Excludes leasehold impairments and dry hole costs
(4)Includes impact of capitalized interest through year-end 2023 of ~$30 million/quarter
(5)Excludes acquisitions/sales of oil & gas assets

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
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jbuckland@kosmosenergy.com

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